Item 28 (d)(1) Ex-99

INVESTMENT ADVISER AGREEMENT

This Investment Adviser Agreement (the “Agreement”) is effective as of March 1, 2015 and is between OneAmerica Funds, Inc. (the “Fund”), a Maryland corporation, and OneAmerica Asset Management, LLC (the “Adviser”), a limited liability company domiciled in Indiana.

WITNESSETH:

WHEREAS, an Investment Advisory Agreement was entered into on January 1, 2013 between OneAmerica Asset Management, LLC (“OAM”) as an investment adviser and the Fund; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

1.  Appointment. The Fund hereby appoints the Adviser to act as investment adviser to the Fund with respect to the Value Portfolio, Money Market Portfolio, Investment Grade Bond Portfolio, Asset Director Portfolio and Socially Responsive Portfolio (hereinafter collectively referred to as the “Portfolios”) for the period and on the terms set forth in the Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

In the event the Fund establishes one or more additional Portfolios with respect to which it desires to retain the Adviser to render management and investment advisory services hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services, it shall notify the Fund in writing, whereupon such additional Portfolios shall become subject to this Agreement.

2.  Adviser’s Duties. (a) Subject to the supervision of the Fund’s Board of Directors, the Adviser will provide a continuous investment program for the Portfolios and determine the composition of the assets of the Portfolios, including determination of the purchase, retention, or sale of the securities, cash and other investments contained in the Portfolios. The Adviser will provide investment research and conduct a continuous program of evaluation, investment, sales and reinvestment of the Portfolios’ assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for the Portfolios, when these transactions should be executed, and what portion of the assets of the Portfolios should be held in the various securities and other investments in which they may invest, and the Adviser is hereby authorized to execute and perform such services on behalf of the Portfolios. To the extent permitted by the investment policies of a Portfolio, the Adviser shall make decisions for the Portfolios in relation to all manner of investments and, as to foreign currency matters, the Adviser will make determinations with respect to and, if appropriate, execute and perform foreign currency exchange contracts on behalf of the Portfolios. The Adviser will provide the services under this Agreement in accordance with each Portfolio’s investment objective or objectives, policies and restrictions as stated in the Fund’s Registration Statement filed with the Securities and Exchange Commission (“SEC”), as amended, and with the Investment Advisers Act of 1940 (the “1940 Act”) and the provisions of the Internal Revenue Code relating to regulated investment companies.

(b) The Adviser also shall provide to the officers of the Fund administrative assistance in connection with the operation of the Fund and Portfolios, which shall include (i) compliance with all reasonable requests of the Fund for information, including information required in connection with the

Fund’s filings with SEC, the Internal Revenue Service and state securities and/or insurance commissions, and (ii) such other services as the Fund’s officers shall, from time to time, determine to be necessary or useful to the administration of the Fund and the Portfolios.

(c) The Adviser shall place orders for the purchase and sale of securities, futures and option contracts, and other assets. The Adviser is authorized to select brokers, dealers, and futures commission merchants and to open and maintain brokerage accounts and trading accounts for the purchase and sale of securities and future and options contracts with such broker dealers and futures commission merchants for and on behalf of the Portfolios in accordance with any procedures established by the Adviser and the Fund’s Board of Directors.

(d) The Adviser shall furnish to the Fund’s Board of Directors periodic reports on the investment performance of the Portfolios and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Fund’s officers or Board of Directors shall reasonably request.

(e) On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other of its adviser clients or accounts, the Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Adviser may also, on occasion, purchase or sell a particular security for one or more clients or accounts in different amounts. On either occasion, and to the extent permitted by applicable law and regulation, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in a manner that is fair and equitable in the judgment of the Adviser and consistent with its fiduciary obligation to the Fund and to such other customers or accounts.

(f) The Adviser’s primary consideration in effecting a security transaction for a Portfolio will be to obtain the best execution for the Portfolio, taking into account the factors specified in the prospectus and statement of additional information for the Fund, which include, among other things, price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market of the security, the timing of the transaction, the reputation, the experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firm involved, and the firm’s risk in positioning a block of securities. Accordingly, the price to a Portfolio in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Adviser in the exercise of its fiduciary obligation to the Fund, by other aspects of the execution services offered. Subject to such policies as the Board of Directors may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason if its having caused a Portfolio to pay a broker-dealer for effecting an investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Portfolio and to its other clients and/or accounts as to which it exercised investment discretion. To the extent consistent with these standards, the Adviser is further authorized to allocate the orders placed by it on behalf of a Portfolio to an affiliated broker-dealer, or to such broker and dealer who also provide research or statistical material, or other services to the Fund, the Adviser or an affiliate of the Adviser.  Such allocation shall be in such amounts and proportions as the Adviser shall determine consistent with the above standards, and the Adviser will report on said allocation regularly to the Board of Directors of the Fund indicating the broker-dealers to which such allocation have been made and the basis therefore.

(g) In connection with the purchase and sale of securities of each Portfolio, the Adviser will arrange for the transmission to the Fund’s custodian, or other agent, on a daily basis, such confirmations, trade tickets and other documents and share price information reasonably requested by the Fund’s Custodian or other agent for helping such agent perform its administrative responsibilities to the Fund, including the responsibility to identify securities to be purchased or sold by the Fund, to determine the value of the Fund’s portfolio securities and other assets and to determine the Fund’s net asset value per share. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Adviser will arrange for the automatic transmission of the confirmation of such trades to the Fund’s Custodian.

(h) The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under the Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement.

(i) Subject to the approval of the Fund’s Board of Directors and, to the extent required by law, the shareholders of Portfolios, the Adviser may contract with such other parties as it deems appropriate to obtain investment research, information, investment advisory and management services and other assistance, but any fees, compensation or expenses to be paid to any such party shall be paid by the Adviser, and no obligation shall be incurred on the Fund’s behalf in any respect. Notwithstanding the foregoing, the Adviser may utilize soft dollar commissions earned on Fund trades for the purpose of obtaining the aforementioned information or services in lieu of paying for these services outright.

(j) The Adviser also shall provide market timing monitoring which is reasonably designed to ensure that the Fund and its Portfolios (except Money Market Portfolio) comply with Rule 22c-2 under the Investment Company Act of 1940.

3.  Limitation of Liability. The Adviser shall give the Fund the benefit of the Adviser’s best judgment and efforts in rendering services under the Agreement.  As an inducement to the Adviser’s undertaking to render these services, the Fund agrees that the Adviser shall not be liable under this Agreement for any mistake in judgment or in any other event whatsoever, provided that nothing in the Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties under this Agreement or by reason of the Adviser’s reckless disregard of its obligations and duties hereunder.

4.  Expenses. (a) The Fund shall be responsible for all of its operating expenses and liabilities, including, but not limited to compensation of its directors; taxes and governmental fees; interest charges; fees and expenses of the Fund’s independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of the Fund’s shares), transfer agent, registrar and dividend disbursement agent of the Fund; expenses of issuing, selling, redeeming, registering and qualifying the Fund’s shares for sale; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the costs of office supplies, including stationery; travel expenses of all officers, directors and employees; insurance premiums; brokerage and other expenses of executing Portfolio transactions; expenses of shareholders’ meeting; organization expenses and extraordinary expenses.

(b) The Adviser agrees, in addition to providing the advisory services specified in this Agreement, to reimburse the Fund’s operating expenses to the extent necessary to prevent the ordinary operating expenses of any of the Fund’s investment portfolios from exceeding the expense ratio’s shown in Exhibit A. The Adviser may limit the reimbursement to the extent of the compensation paid to the Adviser by the Fund. If the aggregate ordinary operating expense ratios of the Portfolio are less than the ratio’s shown in Exhibit A during the year, and if this Agreement is still in effect, the Fund shall re-pay the Adviser the reimbursed expenses in any of the preceding three years considered in the chronological order of their occurrence, or an amount which, when added to the Portfolio’s other ordinary operating expenses, will not cause a respective Portfolio’s total ordinary operating expense ratios to exceed the ratios shown in Exhibit A. For purposes of this provision, ordinary operating expenses shall not include interest, taxes, brokerage commissions, legal claims and liabilities, litigation costs and indemnification payments in connection with litigation, and other extraordinary expenses. Further, it is agreed that the operating expenses are incurred with respect to the Fund’s business of investing in securities.

5.  Records. The Adviser agrees to maintain and to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by the Adviser with respect to the Fund by the 1940 Act. The Adviser further agrees that all records which it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records upon request.

6.  Compensation. In consideration of the services to be rendered by the Adviser under this Agreement, the Fund shall pay the Adviser a fee with respect to each Portfolio calculated and accrued daily and paid each month, (or on a pro-rata basis for any portion of the month for which such services are provided) according to the annual rate of the amounts shown in Exhibit B.

7.  Term of Agreement. (a) This Agreement is effective as of the date indicated above and shall continue in effect for a period of one (1) year. If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940) of the Portfolios or by the Fund’s Board of Directors and (ii) by the vote, cast in person at a meeting called for the purpose, of a majority of the Fund’s Directors who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act of 1940) of any such party.

(b) This agreement may be terminated with respect to one or more Portfolios at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940) of the Portfolios or by a vote of a majority of the Fund’s entire Board of Directors on 60 days written notice to the Adviser or by the Adviser on 60 days written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the Investment Company Act of 1940 and any rules thereunder).

8.  Agreement Not Exclusive. (a) Except to the extent necessary to perform the Adviser’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

(b) The investment management services of the Adviser to the Fund under this Agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

9.  Controlling Law. This Agreement shall be construed in accordance with the laws of the State of Indiana, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Investment Company Act of 1940.

10.  Notices. Notices of any kind to be given to the Adviser by the Fund shall be in writing and shall be duly given if mailed or delivered to the Adviser at One American Square, Indianapolis, Indiana 46282, attention Chief Compliance Officer or at such other address or to such individual as shall be specified by the Adviser to the Fund. Notices of any kind to be given to the Fund by the Adviser shall be in writing and shall be duly given if mailed or delivered to One American Square, Indianapolis, Indiana 46282, attention Treasurer, or such other address or to such individual as shall be specified by the Fund to the Adviser.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be duly executed by their duly authorized officers.

On Behalf of:
ONEAMERICA FUNDS, INC.	By:	/s/ John C. Mason
Title: President
Date: 4/20/2015

On Behalf of:
ONEAMERICA ASSET MANAGEMENT, LLC	By:	/s/ John C. Mason
Title: President
Date: 4/20/2015

EXHIBITS

	Operating Expense Ratios
Exhibit A	Class O	Advisor Class
Value Portfolio	1.00%	1.30%
Money Market Portfolio	1.00%	1.30%
Investment Grade Bond Portfolio	1.00%	1.30%
Asset Director Portfolio	1.00%	1.30%
Socially Responsive Portfolio	1.20%	1.50%

Exhibit B	Annual Compensation Rates
Value Portfolio	0.50%
Money Market Portfolio	0.40%
Investment Grade Bond Portfolio	0.50%
Asset Director Portfolio	0.50%
Socially Responsive Portfolio	0.70%